EXHIBIT 10.47
Form Cash-007

CASH INCENTIVE Award Agreement under the First Solar, Inc. 2015 Omnibus Incentive Compensation Plan, between First Solar, Inc. (the “Company”), a Delaware corporation, and the individual (the “Participant”) set forth on the Grant Notice which incorporates this Form Cash-007 by reference.

This Cash Incentive Award Agreement including any addendum hereto and the Grant Notice (collectively, this “Award Agreement”) set forth the terms and conditions of this Cash Incentive Award (this “Award”) that is being granted to the Participant set forth on the Grant Notice on the date set forth in the Grant Notice (such date, the “Grant Date”), under the terms of the First Solar, Inc. 2015 Omnibus Incentive Compensation Plan (the “Plan”) for the amount set forth in the Grant Notice. The Award is subject to the all terms and conditions of this Award Agreement and the Plan, including without limitation, THE DISPUTE RESOLUTION PROVISIONS SET FORTH IN SECTION 12 OF THIS CASH INCENTIVE AWARD AGREEMENT.

* * *

SECTION 1.     The Plan. This Award is made pursuant to the Plan, all the terms of which are hereby incorporated in this Award Agreement. In the event of any conflict between the terms of the Plan, on the one hand, and the terms of this Award Agreement, on the other hand, the terms of the Plan shall govern.
SECTION 2.     Definitions. The following terms are defined in this Award Agreement, and shall when capitalized have the meaning ascribed to them in this Award Agreement in the locations set forth below.

Defined Term	Cross-Ref.	Defined Term	Cross-Ref.
“Addendum”	Section 16	“Employer”	Section 3(b)
“Affiliate”	Section 3(a)	“Grant Date”	Paragraph 2
“Award”	Paragraph 2	“Participant”	Paragraph 1
“Award Agreement”	Paragraph 2	“Plan”	Paragraph 2
“Business Day”	Section 13	“Tax-Related Items”	Section 6
“Company”	Paragraph 1	“Vesting Date”	Section 3(a)
Capitalized terms that are not defined in this Award Agreement shall have the meanings used or defined in the Plan.
SECTION 3.     Vesting and Payment.
(a)     Vesting. Except as otherwise determined by the Committee in its sole discretion, the Participant shall vest in accordance with the vesting date(s) set forth in the Grant Notice (each a “Vesting Date”); provided that the Participant is actively employed by the Company or an Affiliate on the relevant Vesting Date. For purposes of this Agreement, an “Affiliate” of the Company is an individual or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company.
(b)     Payment. The portion of the Award that vests on the relevant Vesting Date will be paid to the Participant in cash, less Tax-Related Items, as defined in Section 6, as soon as administratively practicable following the applicable

Vesting Date, and in no event later than March 15th of the calendar year following the calendar year in which the Vesting Date occurs. No interest will be paid on the Award and the amounts will not be adjusted for inflation. The Award is denominated in U.S. dollars, but the Company shall pay, or shall cause Participant’s employer (the “Employer”) to pay, all amounts distributable under the Award in local currency through local payroll. Any amount that may become payable hereunder will be converted from U.S. dollars into local currency on the applicable Vesting Date at the exchange rate reported on the applicable Vesting Date in the Wall Street Journal (or such other reliable source as may be selected from time to time by the Company in its discretion).
SECTION 4.     Forfeiture. Unless the Committee determines otherwise, if the Participant’s rights with respect to the Award pursuant to this Award Agreement do not vest prior to the date on which the Participant’s employment or service relationship with the Company and/or its Affiliates terminates for any reason, the Participant’s rights with respect to such Award shall immediately terminate, and the Participant will not be entitled to receive any payments with respect thereto (as further described in Section 7(i) below).
SECTION 5.     Non-Transferability. Unless otherwise provided by the Committee in its discretion, the Award may not be sold, assigned, alienated, transferred, pledged, attached or otherwise encumbered. Any purported sale, assignment, alienation, transfer, pledge, attachment or other encumbrance of an Award in violation of the provisions of this Section 5 shall be void.
SECTION 6.     Responsibility for Taxes.
(a)     Regardless of any action the Company or the Employer, takes with respect to any or all federal, state or local income tax, social security contributions, payroll tax, payment on account or other tax-related items related to the Participant’s participation in the Plan that are legally applicable to the Participant (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and that such liability may exceed the amount actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, without limitation, the grant, vesting or payment of the Award; and (2) do not commit to and are under no obligation to structure the terms of the Award to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant becomes subject to tax and/or social security contributions in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)     Prior to any relevant taxable, tax and/or social security contribution withholding event, the Participant shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and/or the Employer, at their discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by withholding from the amount of the cash payment made pursuant to the Award, the Participant’s wages or other compensation payable to Participant by the Company and/or the Employer.
SECTION 7.     Nature of Award. As a condition to receipt of this Award, the Participant acknowledges, understands and agrees that:
(a)     the Plan is established voluntarily by the Company, is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Award Agreement;
(b)     this Award is exceptional, voluntary and occasional and does not create any contractual or other right to receive future awards of cash, or benefits in lieu of cash awards, even if cash awards have been granted repeatedly in the past;

(c)     all decisions with respect to future cash awards, if any, will be at the sole discretion of the Company;
(d)     the Participant’s participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate the Participant’s employment relationship at any time;
(e)     the Participant’s participation in the Plan is voluntary;
(f)     the Award is not intended to replace any pension rights or compensation;
(g)     this Award and the Participant’s participation in the Plan will not be interpreted to form or amend an employment or service agreement or relationship with the Company or any Affiliate;
(h)     no claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from termination of the Participant’s employment or other service relationship by the Company or the Employer (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any);
(i)     except as otherwise provided by the Committee or the Grant Notice, in the event of termination of the Participant’s employment or service relationship, the Participant’s right to vest in the Award under the Plan, if any, will terminate effective as of the date the Participant is no longer actively providing services to the Company, the Employer or any Affiliate of the Company (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), and unless otherwise expressly provided in this Award Agreement or determined by the Company, the Participant’s right to vest in the Award under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., the Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any); the Committee shall have the exclusive discretion to determine when the Participant is no longer actively providing services for purposes of the Award (including whether the Participant may still be considered to be providing services while on a leave of absence);
(j)     unless otherwise agreed with the Company, the Award is not granted as consideration for, or in connection with, the service Participant may provide as a director of an Affiliate;
(k)     the Award and the benefits under the Plan, if any, will not automatically transfer to a successor company in the case of a Change of Control or a merger, takeover, or transfer of liability of the Employer; and
(l)     neither the Company nor the Employer or any Affiliate shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the Award or of any amounts due to the Participant.
SECTION 8.     No Advice Regarding Grant. Nothing in this Award Agreement should be viewed as the provision by the Company of any tax, legal, or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan. The Participant understands and agrees that the Participant should consult with the Participant’s own personal tax, legal and financial advisors regarding the Participant’s participation in the Plan before taking any action in relation thereto.
SECTION 9.     Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. Receipt of this Award is conditioned upon the Participant’s consent to such electronic delivery and the Participant’s agreement to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.
SECTION 10.     Successors and Assigns of the Company. The terms and conditions of this Award Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.
SECTION 11.     Committee Discretion. The Committee shall have full and plenary discretion with respect to any actions to be taken or determinations to be made in connection with this Award Agreement, and its determinations shall be final, binding and conclusive.
SECTION 12.     Dispute Resolution.
(a)     Jurisdiction and Venue. Notwithstanding any provision in any employment agreement between the Participant and the Company or any Affiliate, the Participant and the Company hereby irrevocably submit to the exclusive jurisdiction of (i) the United States District Court for the District of Delaware and (ii) the courts of the State of Delaware for the purposes of any action, suit or other proceeding arising out of this Award Agreement or the Plan. The Participant and the Company agree to commence any such action, suit or proceeding either in the United States District Court for the District of Delaware or, if such action, suit or other proceeding may not be brought in such court for jurisdictional reasons, in the courts of the State of Delaware. The Participant and the Company further agree that service of any process, summons, notice or document by U.S. registered mail (or its equivalent in the Participant’s country of residence) to the applicable address set forth in Section 13 below shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which the Participant has submitted to jurisdiction in this Section 12(a). The Participant and the Company irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Award Agreement or the Plan in (A) the United States District Court for the District of Delaware, or (B) the courts of the State of Delaware, and hereby and thereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
(b)     Waiver of Jury Trial. Notwithstanding any provision in the Participant’s employment agreement, if any, between the Participant and the Company, the Participant and the Company hereby waive, to the fullest extent permitted by applicable law, any right either may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Award Agreement or the Plan.
(c)     Confidentiality. The Participant hereby agrees to keep confidential the existence of, and any information concerning, a dispute described in this Section 12, except that the Participant may disclose information concerning such dispute to the court that is considering such dispute or to the Participant’s legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute).
SECTION 13.     Notice. All notices, requests, demands and other communications required or permitted to be given under the terms of this Award Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three Business Days after they have been mailed by U.S. registered mail (or its equivalent in the Participant’s country of residence), return receipt requested, postage prepaid, addressed to the other party as set forth below:

If to the Company:	First Solar, Inc. 350 W Washington Street, Suite 600 Tempe, AZ 85281 Attention: Stock Plan Administrator
If to the Participant:	To the address most recently supplied to the Company and set forth in the Company’s records
The parties may change the address to which notices under this Award Agreement shall be sent by providing written notice to the other in the manner specified above. For this purpose, “Business Day” means a day that is not a Saturday, a Sunday or a day on which banking institutions are legally permitted to be closed in Phoenix, Arizona, U.S.
SECTION 14.     Governing Law. This Award Agreement shall be deemed to be made in the State of Delaware, and the validity, construction and effect of this Award Agreement in all respects shall be determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof.
SECTION 15.     Headings. Headings are given to the Sections and subsections of this Award Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Award Agreement or any provision thereof.
SECTION 16.     Country-Specific or Other Addenda.
(a)     Notwithstanding any provisions in this Award Agreement or the Plan, this Award shall be subject to such special terms and conditions set forth in any Addendum attached hereto (“Addendum”) or as may later become applicable, as described herein.
(b)     If the Participant becomes subject to the laws of a jurisdiction to which an Addendum applies, the special terms and conditions for such jurisdiction will apply to this Award to the extent the Committee determines that the application of such terms and conditions is necessary or advisable to comply with local laws or to facilitate the administration of the Plan; and provided the imposition of the term or condition will not result in any adverse accounting expense with respect to the Award.
(c)     Any Addenda attached hereto shall be considered a part of this Award Agreement.
SECTION 17.     Severability. The provisions of this Award Agreement are severable, and, if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions nevertheless shall be binding and enforceable.
SECTION 18.     Amendment of this Award Agreement. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Award Agreement prospectively or retroactively; provided, however, that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely impair the Participant’s rights under this Award Agreement shall not to that extent be effective without the Participant’s consent (it being understood, notwithstanding the foregoing proviso, that this Award Agreement and the Award shall be subject to the provisions of Section 7(c) of the Plan).
SECTION 19.     Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan and on the Award, to the extent that the Company determines it is necessary or advisable to comply with local law or facilitate the administration of the Plan, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

SECTION 20.     Acceptance of Terms and Conditions. As a condition to receipt of this Award, the Participant confirms that he/she has read and understood the documents relating to this Award (i.e., the Plan, this Award Agreement, including any Addendum) and accepts the terms of those documents accordingly.
SECTION 21.     Counterparts. Where signature of this Award Agreement is contemplated in the Grant Notice or any Addendum, this Award Agreement may be signed in counterparts, with the same effect as if the signatures thereto and hereto were upon the same instrument.
SECTION 22.     Code Section 409A. This Award is intended to be exempt from the application of Section 409A of the Code, and any ambiguities herein will be interpreted to so comply. Anything to the contrary in the Plan or this Award Agreement requiring the consent of the Participant notwithstanding, the Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Award Agreement to ensure that the Award qualifies for exemption from or comply with Section 409A of the Code; provided, however, that the Company makes no representations that the Award will be exempt from or comply with Section 409A of the Code, and makes no undertaking to preclude Section 409A of the Code from applying to the Award, and the Company will have no liability to the Participant or any other party if a payment under this Award Agreement that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee with respect thereto.
SECTION 23.     Waiver. The Participant acknowledges that a waiver by the Company of breach of any provision of the Award Agreement shall not operate or be considered as a waiver of any other provision of the Award Agreement, or of any subsequent breach by the Participant or any other participant.
SECTION 24.     Foreign Asset/Account, Exchange Control and Tax Reporting. The Participant acknowledges that, depending on his or her country, the Participant may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the acquisition, holding and/or transfer of cash derived from his or her participation in the Plan in, to and/or from a brokerage/bank account or legal entity located outside the Participant’s country. The applicable laws of the Participant’s country may require that the Participant report such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in such country. The Participant acknowledges that he or she is responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting requirements and should consult his or her personal legal advisor on this matter.
SECTION 25.     Entire Agreement. This Award Agreement (including any addenda), the Grant Notice and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto.

ADDENDUM
ADDITIONAL TERMS AND CONDITIONS APPLICABLE TO
AWARD AGREEMENT (CASH-007)
TERMS AND CONDITIONS
This Addendum, which is part of the Award Agreement, includes additional terms and conditions that govern the Award and that will apply to the Participant if he or she is a citizen of or resides in one of the countries listed below. Capitalized terms that are not defined in this Addendum shall have the meanings used or defined in the Award Agreement or the Plan.

NOTIFICATIONS
This Addendum also includes information regarding securities, exchange control and certain other issues of which the Participant should be aware with respect to his or her participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the countries set forth below as of August 2019. Such laws are often complex and change frequently. As a result, the Participant should not rely solely on this Addendum for information relating to the consequences of participating in the Plan because such information may be outdated when the Participant’s Award vests.

In addition, the information set forth in this Addendum is general in nature and may not apply to the Participant’s particular situation. As a result, the Company is not in a position to assure the Participant of any particular result. The Participant therefore should seek appropriate professional advice as to the application of relevant laws in the Participant’s country to the Participant’s particular situation.

Finally, if the Participant is a citizen or resident of a country other than the one in which he or she currently is working, or transfers to a different country after the Grant Date, the information set forth in this Addendum may not apply to the Participant.

ALL COUNTRIES OUTSIDE THE U.S.
Data Privacy Consent. Notice. The purpose of this Notice is to inform the Participant about how the Company processes the Participant’s Personal Data in connection with the Plan and the Award Agreement. The Company is the controller of the Participant’s Personal Data.
(a)     Data Processing and Legal Basis. The Company collects, uses and otherwise processes Personal Data about the Participant for the Company’s legitimate business interests for the purposes of allocating Shares and implementing, administering and managing the Plan and/or for the purposes of performing a contract between the Company and the Participant. The Personal Data processed by the Company may include, without limitation, the Participant’s name, home address and telephone number, email address, date of birth, social insurance number, passport number or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of stock or directorships held in the Company or its Affiliates, details of all Awards or any other entitlement to shares of stock or equivalent benefits awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor of implementing, administering and managing the Plan.
(b)     Stock Plan Administration Service Providers. The Company may transfer the Participant’s Personal Data, or parts thereof, to (i) E*Trade Financial (and its affiliated companies), an independent service provider based in the United States which assists the Company with the implementation, administration and management of the Plan and (ii) My Equity Comp (and its affiliated companies), an independent service provider based in the United States which assists the Company with the preparation of tax forms and tax returns. In the future, the Company may select different service providers and share the Participant’s Personal Data with such different service providers that serves the Company in a similar manner. The Company’s service providers will open an account for the Participant to receive and trade Shares acquired under the Plan and that the Participant will be asked to agree on separate terms and data processing practices with the service provider, which is a condition of the Participant’s ability to participate in the Plan. In addition to the foregoing service providers, the Company may transfer portions of the Participant’s Personal Data related to the Participant’s stock holdings to competent public authorities in connection with statutory audit reports and/or where required by law.
(c)     International Data Transfers. The Company and, as of the date hereof, any third parties assisting in the implementation, administration and management of the Plan, such as E*Trade Financial, are based in the United States. If the Participant is located outside the United States, the Participant’s country may have enacted data privacy laws that are different from the laws of the United States. Where it is necessary to transfer the Participant’s Personal Data to a different country to where the Participant is based, the Company has implemented appropriate safeguards to protect the Participant’s Personal Data, including the execution of data transfer agreements with the recipient of the information. For further information, or a copy of, the adequate safeguards adopted by the Company, the Participant should contact the Participant’s local human resources representative. The Company shall process any request in line with applicable law and the Company policy and procedures.
(d)     Data Retention. The Company will process the Participant’s Personal Data only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan, or to comply with legal or regulatory obligations, including under tax and securities laws. In the latter case, the Participant understands and acknowledges that the Company’s legal basis for the processing of the Participant’s Personal Data would be compliance with the relevant laws or regulations. When the Company no longer needs the Participant’s Personal Data for any of the above purposes, the Participant understands the Company will remove it from its systems.
(e)     Data Subject Rights. The Data subject rights regarding the processing of personal data vary depending on the applicable law and that, depending on where the Participant is based and subject to the conditions set out in the applicable law, the Participant may have, without limitation, the rights to (i) inquire whether and what kind of Personal Data the Company holds about the Participant and how it is processed, and to access or request copies of such Personal Data, (ii) request the correction or supplementation of Personal Data about the Participant that is inaccurate, incomplete or out- of-date in light of the purposes underlying the processing, (iii) obtain the erasure of Personal Data no longer necessary for the purposes underlying the processing, processed based on withdrawn consent, processed for legitimate interests that, in the context of the Participant’s objection, do not prove to be compelling, or processed in non-compliance with applicable legal requirements, (iv) request the Company to restrict the processing of the Participant’s Personal Data in certain situations where the Participant feels its processing is inappropriate, (v) object, in certain circumstances, to the processing of Personal Data for legitimate interests, and to (vi)request portability of the Participant’s Personal Data that the Participant has actively or passively provided to the Company (which does not include data derived or inferred from the collected data), where the processing of such Personal Data is based on consent or the Participant’s employment and is carried out by automated means. In case of concerns, the Participant may also have the right to lodge a complaint with the competent local data protection authority. Further, to receive clarification of, or to exercise any of, the Participant’s rights the Participant should contact the Participant’s local human resources representative.
Language. The Participant acknowledges that he or she is proficient in the English language, or has consulted with an advisor who is sufficiently proficient in English, so as to allow the Participant to understand the terms and conditions of this Award Agreement. If the Participant receives the Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
AUSTRALIA
There are no country-specific provisions.

BELGIUM
NOTIFICATIONS
Tax Reporting Notification. The Participant must report any taxable income attributable to the Award on the Participant’s annual tax return.
Foreign Asset/Account Reporting Notification. The Participant must report any bank accounts opened and maintained outside Belgium on the Participant’s annual tax return. In a separate report, the Participant is required to report to the National Bank of Belgium any bank accounts opened and maintained outside Belgium. This report, as well as additional information on how to complete it, can be found on the website of the National Bank of Belgium, www.nbb.be, under the Kredietcentrales / Centrales des crédits caption.
BRAZIL
TERMS AND CONDITIONS
Compliance with Law. By accepting the Award, the Participant agrees to comply with applicable Brazilian laws and pay any and all applicable taxes associated with the cash payment upon vesting of the Award.
Not a Form of Remuneration. By accepting the Award, the Participant agrees, for all legal purposes, that (i) the benefits provided under the Award are the result of commercial transactions unrelated to the Participant’s employment, (ii) the Award is not part of the terms and conditions of the Participant’s employment, and (iii) the income from the Award, if any, is not part of the Participant’s remuneration from employment.
Labor Law Acknowledgement. By accepting the Award, the Participant agrees that cash will be issued to the Participant only if the vesting conditions are met.
NOTIFICATIONS
Foreign Asset/Account Reporting Notification. If the Participant holds assets and rights outside Brazil with an aggregate value exceeding US$100,000, the Participant will be required to prepare and submit to the Central Bank of Brazil an annual declaration of such assets and rights, including: (i) bank deposits; (ii) loans; (iii) financing transactions; (iv) leases; (v) direct investments; (vi) portfolio investments; (vii) financial derivatives investments; and (viii) other investments, including real estate and other assets. In addition, if the Participant holds such assets and rights outside Brazil with an aggregate value exceeding US$100,000,000, then quarterly reporting to the Central Bank of Brazil is required.
Please note that foreign individuals holding Brazilian visas are considered Brazilian residents for purposes of this reporting requirement and must declare at least the assets held abroad that were acquired subsequent to the date of admittance as a resident of Brazil. Individuals holding assets and rights outside Brazil valued at less than US$100,000 are not required to submit a declaration. Please note that the US$100,000 threshold may be changed annually.
Tax on Financial Transaction (“IOF”). Cross-border financial transactions relating to Award may be subject to the IOF (tax on financial transactions). The Participant should consult with his or her personal tax advisor for additional details.

CANADA
TERMS AND CONDITIONS
Termination of Employment. The following provision replaces Section 7(i) of the Award Agreement:
Except as otherwise provided by the Committee or the Grant Notice, in the event of termination of the Participant’s employment (regardless of the reason for such termination and whether or not later found invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), the Participant’s right to vest in the Award under the Plan, if any, will terminate effective as of the date that is the earlier of (i) the date on which the Participant’s employment is terminated by the Company or the Employer, (ii) the date on which the Participant receives a notice of termination of employment from the Company or the Employer, or (iii) the date on which the Participant is no longer providing active services to the Company or Employer, regardless of any notice period or period of pay in lieu of such notice required under local law; the Committee shall have the exclusive discretion to determine when the Participant is no longer employed for purposes of the Award (including whether the Participant may still be considered to be providing services while on a leave of absence).
The following terms and conditions apply if the Participant is in Quebec:
Authorization to Release and Transfer Necessary Personal Information. The following provision supplements the “Data Privacy Consent” provision set forth above in this Addendum:
The Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. The Participant further authorizes the Company and/or any Affiliate to disclose and discuss the Plan with their advisors. The Participant further authorizes the Company and any Affiliate to record and keep such information in the Participant’s employment file.
French Language Acknowledgment. The following provision supplements the “Language” provision set forth above in this Addendum:
The parties acknowledge that it is their express wish that this Award Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or directly hereto, be drawn up in English.
Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.
NOTIFICATIONS
Foreign Asset/Account Reporting Notification. If the total cost of the Participant’s foreign specified property (including cash held outside Canada) exceeds C$100,000 at any time during the year, the Participant must report all of his or her foreign specified property on Form T1135 (Foreign Income Verification Statement). The Participant should consult with his or her personal tax advisor to ensure compliance with any reporting requirements.
CHILE
There are no country-specific provisions.

CHINA
There are no country-specific provisions.
FRANCE
TERMS AND CONDITIONS
Language Consent. By accepting the Award, the Participant confirms having read and understood the Plan and the Award Agreement, including all terms and conditions included therein, which were provided in the English language. Participant accepts the terms of those documents accordingly.
En acceptant ces <<Award>>, le Participant confirme avoir lu et compris le Plan et le convention, incluant tous leurs termes et conditions, qui ont été transmis en langue anglaise. Le Participant accepte les dispositions de ces documents en connaissance de cause.
NOTIFICATIONS
Foreign Asset/Account Reporting Notification. If the Participant holds securities or maintains a foreign bank account, this must be reported to the French tax authorities when filing his or her annual tax return, whether such accounts are open, current or closed. Failure to comply could trigger significant penalties. The Participant should consult with his or her personal tax advisor to ensure compliance with applicable reporting obligations.
GERMANY
NOTIFICATIONS
Exchange Control Notification. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. The Participant is responsible for satisfying the reporting obligation and must file the report electronically by the fifth day of the month following the month in which the payment is made. A copy of the form can be accessed via the German Federal Bank’s website at www.bundesbank.de and is available in both German and English. No report is required for payments less than €12,500.
HONDURAS
There are no country-specific provisions.
INDIA
NOTIFICATIONS
Foreign Asset/Account Reporting Notification.   The Participant is required to declare any foreign bank accounts and foreign financial assets in the Participant’s annual tax return.  It is the Participant’s responsibility to comply with this reporting obligation and the Participant should consult with his or her personal tax advisor in this regard.
INDONESIA
TERMS AND CONDITIONS
Language Consent and Notification. By accepting the Award, the Participant (i) confirms having read and understood the documents relating to this grant (i.e., the Plan and the Award Agreement) which were provided in the English language, (ii) accepts the terms of those documents accordingly, and (iii) agrees not to challenge the validity of this document based on Law No. 24 of 2009 on National Flag, Language, Coat of Arms and National Anthem or the implementing Presidential Regulation (when issued).
Persetujuan dan Pemberitahuan Bahasa.  Dengan menerima Penghargaan, Peserta (i) mengkonfirmasi bahwa dirinya telah membaca dan mengerti dokumen-dokumen yang terkait dengan pemberian ini (yaitu, Program dan Perjanjian Penghargaan) yang disediakan dalam Bahasa Inggris, (ii) menerima syarat-syarat dari dokumen-dokumen tersebut, dan (iii) setuju untuk tidak mengajukan keberatan atas keberlakuan dokumen ini berdasarkan Undang-Undang No. 24 Tahun 2009 tentang Bendera, Bahasa, dan Lambang Negara, Serta Lagu Kebangsaan atau Peraturan Presiden pelaksananya (ketika diterbitkan).
JAPAN
There are no country-specific provisions.
JORDAN
There are no country-specific provisions.
MALAYSIA
TERMS AND CONDITIONS
Data Privacy. The following provision replaces the “Data Privacy Consent” provision set forth above in this Addendum:

The Participant hereby explicitly, voluntarily and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in the Award Agreement and any other Plan participation materials by and among, as applicable, the Company, the Employer and any other Affiliate or any third parties authorized by same in assisting in the implementation, administration and management of the Participant’s participation in the Plan.
The Participant may have previously provided the Company and the Employer with, and the Company and the Employer may hold, certain personal information about the Participant, including, but not limited to, his or her name, home address, email address and telephone number, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any directorships held in the Company, details of all Awards or any other entitlement in the Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

Peserta dengan ini secara eksplicit, secara sukarela dan tanpa sebarang keraguan mengizinkan pengumpulan, penggunaan dan pemindahan, dalam bentuk elektronik atau lain-lain, data peribadinya seperti yang dinyatakan dalam Perjanjian Penganugerahan ini dan apa-apa bahan penyertaan Pelan oleh dan di antara, sebagaimana yang berkenaan, Syarikat, Penerima Perkhidmatan dan Syarikat Induk atau Anak Syarikat lain atau mana-mana pihak ketiga yang diberi kuasa oleh yang sama untuk membantu dalam pelaksanaan, pentadbiran dan pengurusan penyertaan Peserta dalam Pelan tersebut.
Sebelum ini, Peserta mungkin telah membekalkan Syarikat dan Penerima Perkhidmatan dengan, dan Syarikat dan Penerima Perkhidmatan mungkin memegang, maklumat peribadi tertentu tentang Peserta, termasuk, tetapi tidak terhad kepada, namanya, alamat rumah dan nombor telefon, alamat emel, tarikh lahir, insurans sosia, nombor pasport atau pengenalan lain, gaji, kewarganegaraan, jawatan, apa-apa jawatan pengarah yang dipegang dalam Syarikat,butir-butir semua Anugerah atau apa-apa hak bagi faedah Peserta (“Data”), untuk tujuan yang eksklusif bagi melaksanakan, mentadbir dan menguruskan Pelan tersebut.

The Participant also authorizes any transfer of Data, as may be required, to such service provider as may be selected by the Company from time to time, which is assisting the Company with the implementation, administration and management of the Plan.  The Participant acknowledges that these recipients may be located in the Participant’s country or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections to the Participant’s country, which may not give the same level of protection to Data.  The Participant understands that he or she may request a list with the names and addresses of any potential recipients of Data by contacting his or her local human resources representative. The Participant authorizes the Company, the stock plan service provider and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Participant’s participation in the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan. The Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case, without cost, by contacting in writing his or her local human resources representative, whose contact details are No 8, Jalan Hi-Tech 3/3 Zon Indusrtri Fasa 3, Kulim Hi Tech Park 09000, Kulim, Kedah Darul Aman Malaysia.  Further, the Participant understands that he or she is providing the consents herein on a purely voluntary basis.  If the Participant does not consent, or if the Participant later seeks to revoke the consent, his or her status and career with the Company and the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing the consent is that the Company would not be able to grant future Awards to the Participant or administer or maintain such Awards.  Therefore, the Participant understands that refusing or withdrawing his or her consent may affect his or her ability to participate in the Plan. For more information on the consequences of the refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.

Peserta juga memberi kuasa untuk membuat apa-apa pemindahan Data, sebagaimana yang diperlukan, kepada pembekal perkhidmatan sebagaimana yang dipilih oleh Syarikat dari semasa ke semasa, yang membantu Syarikat dalam pelaksanaan, pentadbiran dan pengurusan Pelan . Peserta mengakui bahawa penerima-penerima ini mungkin berada di negara Peserta atau di tempat lain, dan bahawa negara penerima (contohnya, Amerika Syarikat) mungkin mempunyai undang-undang privasi data dan perlindungan yang berbeza daripada negaraPeserta, yang mungkin tidak boleh memberi tahap perlindungan yang sama kepada Data. Peserta faham bahawa dia boleh meminta senarai nama dan alamat mana-mana penerima Data dengan menghubungi wakil sumber manusia tempatannya. Peserta memberi kuasa kepada Syarikat, pembekal perkhidmatan pelan saham dan mana-mana penerima lain yang mungkin membantu Syarikat (masa sekarang atau pada masa depan) untuk melaksanakan, mentadbir dan menguruskan penyertaan Peserta dalam Pelan tersebut untuk menerima, memiliki, menggunakan, mengekalkan dan memindahkan Data, dalam bentuk elektronik atau lain-lain, semata-mata dengan tujuan untuk melaksanakan, mentadbir dan menguruskan penyertaannya dalam Pelan tersebut. Peserta faham bahawa Data akan dipegang hanya untuk tempoh yang diperlukan untuk melaksanakan, mentadbir dan menguruskan penyertaannya dalam Pelan tersebut. Peserta faham bahawa dia boleh, pada bila-bila masa, melihat data, meminta maklumat tambahan mengenai penyimpanan dan pemprosesan Data, meminta bahawa pindaan-pindaan dilaksanakan ke atas Data atau menolak atau menarik balik persetujuan dalam ini, dalam mana-mana kes, tanpa kos, dengan menghubungi secara bertulis wakil sumber manusia tempatannya , di mana butir-butir hubungannya adalah No 8, Jalan Hi-Tech 3/3 Zon Indusrtri Fasa 3, Kulim Hi Tech Park 09000, Kulim, Kedah Darul Aman Malaysia. Selanjutnya, Pesertamemahami bahawa dia memberikan persetujuan di sini secara sukarela. Jika Peserta tidak bersetuju, atau jika Peserta kemudian membatalkan persetujuannya , statusnya sebagai Pemberi Perkhidmatan dan kerjayanya dengan Penerima Perkhidmatan tidak akan terjejas; satunya akibat buruk jika dia tidak bersetuju atau menarik balik persetujuannya adalah bahawa Syarikat tidak akan dapat memberikan Anugerah kepada Peserta atau mentadbir atau mengekalkan Anugerah tersebut. Oleh itu, Peserta faham bahawa keengganan atau penarikan balik persetujuannya boleh menjejaskan keupayaannya untuk mengambil bahagian dalam Pelan tersebut. Untuk maklumat lanjut mengenai akibat keengganannya untuk memberikan keizinan atau penarikan balik keizinan,Peserta fahami bahawa dia boleh menghubungi wakil sumber manusia tempatannya .

MEXICO
TERMS AND CONDITIONS
Labor Law Acknowledgment. By accepting the Award, the Participant acknowledges that he or she understands and agrees that: (a) the Award is not related to the salary and other contractual benefits provided to the Participant by the Employer; and (b) any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of the Participant’s employment.
Policy Statement. The invitation the Company is making under the Plan is unilateral and discretionary and, therefore, the Company reserves the absolute right to amend it and discontinue it at any time without any liability to the Participant.
The Company, with registered offices at 350 West Washington Street, Suite 600, Tempe, Arizona 85281, United States of America is solely responsible for the administration of the Plan and participation in the Plan does not, in any way, establish an employment relationship between the Participant and the Company since the Participant is participating in the Plan on a wholly commercial basis and the sole employer is a Mexican legal entity that employs the Participant and to which he/she is subordinated, nor does it establish any rights between the Participant and the Employer.
Plan Document Acknowledgment. By accepting the Award, the Participant acknowledges that he or she has received a copy of the Plan, has reviewed the Plan and the Award Agreement in their entirety and fully understands and accepts all provisions of the Plan and the Award Agreement.
The Participant further acknowledges that having read and specifically and expressly approved the terms and conditions in the Section 7 of the Award Agreement, in which the following is clearly described and established: (a) participation in the Plan does not constitute an acquired right; (b) the Plan and participation in the Plan is offered by the Company on a wholly discretionary basis; and (c) participation in the Plan is voluntary.
Finally, the Participant does not reserve any action or right to bring any claim against the Company for any compensation or damages as a result of participation in the Plan and the Participant therefore grants a full and broad release to the Employer and the Company (including its Affiliates) with respect to any claim that may arise under the Plan.
Spanish Translation
Reconocimiento de la Ley Laboral. Al aceptar el Beneficio, el Participante reconoce y acepta que: (a) el Beneficio no se encuentra relacionado con su salario ni con otras prestaciones contractuales concedidas por parte del Patrón; y (b) cualquier modificación del Plan o su terminación no constituye un cambio o impedimento de los términos y condiciones del empleo del Participante.
Declaración de la Política. La invitación que hace la Compañía bajo el Plan es unilateral y discrecional, por lo que la Compañía se reserva el derecho absoluto de modificar e interrumpir el mismo en cualquier tiempo, sin ninguna responsabilidad para el Participante.
La Compañía, con oficinas ubicadas en 350 West Washington Street, Suite 600. Tempe, Arizona 85281, Estados Unidos de America, es la única responsable por la administración y la participación en el Plan, así como de la adquisición de acciones, por lo que de ninguna manera podrá establecerse una relación de trabajo entre el Participante y la Compañía, ya que el Participante participa únicamente en de forma comercial y que su único patrón lo es Patrón es una empresa legal Mexicana a quien se encuentra subordinado; la participación en el Plan tampoco genera ningún derecho entre el Participante y el Patrón.
Reconocimiento del Plan de Documentos. Al aceptar el Beneficio, el Participante reconoce que ha recibido una copia del Plan, que lo ha revisado junto con el Convenio, y que ha entendido y aceptado completamente las disposiciones contenidas en el Plan y en el Convenio.

Adicionalmente, al firmar el presente documento, el Participante reconoce que ha leído y aprobado de manera expresa y específica los términos y condiciones contenidos en el apartado 7 del Convenio, el cual claramente establece y describe: (a) que la participación en el Plan no constituye un derecho adquirido; (b) que el Plan y la participación en el mismo es ofrecido por la Compañía en forma totalmente discrecional; (c) que la participación en el Plan es voluntaria; y (d) que la Compañía, así como sus afiliadas no son responsables por cualquier detrimento en el valor de las acciones que integran el Beneficio.
Finalmente, el Participante acepta no reservarse ninguna acción o derecho para interponer una demanda en contra de la Compañía por compensación, daño o perjuicio alguno como resultado de su participación en el Plan y en consecuencia, otorga al Patrón el más amplio y completo finiquito que en derecho proceda, así como a la Compañía y sus Afiliadas, respecto a cualquier demanda que pudiera originarse derivada del Plan.
MOROCCO
There are no country-specific provisions.
NETHERLANDS
TERMS AND CONDITIONS
Labor Law Acknowledgment. By accepting the Award, the Participant acknowledges that: (i) the Award is intended as an incentive to remain employed with the Employer and is not intended as remuneration for labor performed; and (ii) the Award is not intended to replace any pension rights or compensation.
PHILIPPINES
There are no country-specific provisions.
SAUDI ARABIA
There are no country-specific provisions.
SINGAPORE
There are no country-specific provisions.
THAILAND
There are no country-specific provisions.
TURKEY
There are no country-specific provisions.
UNITED ARAB EMIRATES
There are no country-specific provisions.
VIETNAM
There are no country-specific provisions.